Exhibit 3.40

FIRST AMENDMENT TO THE

OPERATING AGREEMENT OF

CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC

THIS FIRST AMENDMENT TO THE OPERATING AGREEMENT OF CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC (the “First Amendment”) is made and entered into effective as of the 24th day of February, 2006, by and between WILLIAM LYON HOMES, INC., a California corporation (“WLH”), and CIRCLE G ONE, L.L.C., an Arizona limited liability company (“Circle G”), as all of the Members of CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC, an Arizona limited liability company (the “Company”). Capitalized terms not defined herein shall have the meanings set forth in the Operating Agreement of Circle G at the Church Farm North Joint Venture, LLC dated as of April 26, 2005 (the “Operating Agreement”).

RECITALS

WHEREAS, pursuant to Section 15.14 of the Operating Agreement, the Operating Agreement may be amended with the approval of a Majority-in-Interest;

WHEREAS, the Members constitute a Majority-in-Interest and desire to amend the Operating Agreement as provided in this First Amendment; and

WHEREAS, the Members each agree to be bound by the Operating Agreement, as amended by this First Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

1. The foregoing recitals are hereby incorporated by reference.

2. Capitalized terms not defined in this First Amendment shall have the meanings attributed to them in the Operating Agreement.

3. The following definitions are hereby added to Article 1 of the Operating Agreement:

“Church Farm Acres” shall mean a single family residential subdivision, situated on approximately 16.10 acres, to be developed within the Property and consisting of 14 lots reserved for the Wildcat Owners as provided in the Wildcat Lot Purchase Agreements and subject to the Special Order of Exemption.

“Parcel” shall mean a portion of the Property delineated as a parcel on the Development Plan or the Preliminary Plat.

“Preliminary Plat” shall mean the preliminary plat of Circle G at the Church Farm as approved by the Town of Queen Creek.

“Property” shall mean the LDS Property and the White Property, collectively.

“Purchase Agreements” shall mean the LDS Purchase Agreement and the White Purchase Agreement, collectively.

“Reserved Parcels” shall mean the Wildcat Parcels, Church Farm Acres, the School Parcel, and the Queen Creek Wash Parcels, collectively.

“School Parcel” shall mean the Parcel designated on the Development Plan or Preliminary Plat for development as a school site.

“Special Order of Exemption” shall mean the Special Order of Exemption Registration No. DM05-051085 dated December 22, 2005 issued by the Arizona Department of Real Estate to the Company, WLH and Circle G Property Development.

“Trust Assignment” shall mean the assignment to the Company of Circle G Property Development’s right, title and interest as second beneficiary under each Land Trust Agreement (as that term is defined in the Wildcat Purchase Agreement), substantially in the form of the Assignment and Assumption of Second Beneficial Interest Under Trust Agreement attached as Exhibit F.

“White Assignment” shall mean the assignment to the Company of WLH’s right, title and interest as buyer under the White Purchase Agreement, substantially in the form of the Assignment and Assumption of and Second Amendment to Purchase Agreement attached as Exhibit G.

“White Property Deposits” shall mean the initial earnest money deposit of $100,000 and any additional earnest money deposits required to be made by WLH under the White Purchase Agreement.

“White Purchase Agreement” shall mean that certain Agreement for Purchase and Sale of Real Property dated January 24, 2005, as amended, between WLH, as buyer, and Richard L. White, a married man dealing with his sole and separate property, and Andersen & Smith, an Arizona general partnership, collectively, as seller.

“Wildcat Assignment” shall mean the assignment to the Company of Circle G Property Development’s right, title and interest under each Wildcat Purchase Agreement, substantially in the form of the Assignment and Assumption of Purchase and Sale Agreement attached as Exhibit H.

“Wildcat Parcel Owner” shall mean each persons listed on Exhibit I who holds fee title to a Wildcat Parcel.

“Wildcat Parcel” shall mean each of those certain parcels of real property situated between the LDS Property and the White Property and that are more particularly described on Exhibit J.

“Wildcat Purchase Agreement” shall mean each Purchase and Sale Agreement dated January 25, 2006 and executed by a Wildcat Parcel Owner.

4. The definition of “Prime Rate” in Article 1 of the Operating Agreement is hereby amended to substitute JPMorgan Chase Bank, National Association for Bank One, Arizona.

5. The definition of “White Property” in Article 1 of the Operating Agreement is hereby amended as follows:

“White Property” shall mean approximately 442 acres of real property in Maricopa County and Pinal County in the vicinity of Queen Creek Road and Meridian Road owned by Richard L. White, a married man dealing with his sole and separate property, and Andersen & Smith, an Arizona general partnership.

6. The definitions of “Lots,” “Lot Purchase Notice” and “White Property LLC” in Article 1 of the Operating Agreement are hereby deleted.

7. Where applicable, references in the Operating Agreement to “LDS Property” shall be replaced with “Property.”

8. Where applicable, references in the Operating Agreement to “LDS Purchase Agreement” shall be replaced with “Purchase Agreements.”

9. References in the Operating Agreement to the words “Lot” or “Lots” shall be replaced with “Parcel” or “Parcels.”

10. References in the Operating Agreement to “Lot Purchase Notice” shall be replaced with “Parcel Purchase Notice.”

11. Section 3.1(b) of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

(b) Prior to the execution of this Agreement, WLH entered into the White Purchase Agreement for the purchase of the White Property. The White Property Deposits and the engineering and entitlement costs pertaining to the White Property shall be considered part of the Initial Capital Contributions made by WLH pursuant to Section 4.1(b)(i). In exchange for the White Assignment, WLH shall receive a credit to its Initial Capital Contributions in the amount of $886,931.43.

12. Attached to this Third Amendment as Exhibit 1 is a copy of the “Proposed Development Plan for Circle G at the Church Farm” dated January 24, 2006 prepared by HEC Engineering, L.L.C. under Job No. 6323 (the “Development Plan”). The Development Plan, as the same may be revised from time to time, will be used as the basis for the Company’s application to the Town of Queen Creek for a preliminary plat for the Project. The Development Plan reflects that the Project contains Parcels zoned for residential use, designated as Parcels A through P, the Commercial Parcel, designated as Parcel CO, and the School Parcel, designated as Parcel SD. Notwithstanding anything to the contrary in Section 5.1 and Exhibit E of the Operating Agreement, the Members agree that WLH has the right to purchase Parcels A, B, C,

D, E, G, H, I and L shown on the Development Plan and Circle G has the right to purchase Parcels F, J, K, M and N shown on the Development Plan.

13. Section 5.1 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

5.1	Right to Purchase Parcels.

(a) Reserved Parcels. The Company shall retain the Reserved Parcels, for disposition as described below, and the Company shall pay all entitlement and platting costs pertaining to the Reserved Parcels unless otherwise provided in this Agreement:

(i) Wildcat Parcels.

(A) Because of the location of the Wildcat Parcels between the LDS Property and the White Property, acquisition of the Wildcat Parcels is critical to the overall master planning and development of the Property. To facilitate the purchase of the Wildcat Parcels, Circle G Property Development entered a Wildcat Purchase Agreement with each of the Wildcat Parcel Owners and also executed a Land Trust Agreement (as defined in the Wildcat Purchase Agreement) for each Wildcat Parcel and Wildcat Purchase Agreement by which fee title to each Wildcat Parcel would be conveyed to the trustee under the Land Trust Agreement, the Wildcat Parcel Owner would be the first beneficiary under the Land Trust Agreement and Circle G Property Development would be the second beneficiary under the Land Trust Agreement. Circle G Property Development shall assign its rights under each Wildcat Purchase Agreement to the Company pursuant to a Wildcat Assignment and shall also assign its rights as second beneficiary under each Land Trust Agreement to the Company pursuant to a Trust Assignment.

(B) The Wildcat Parcels are located within portions of Parcel B, Parcel E, Parcel H and the School Parcel. Unless and until a Member makes an election to purchase Parcel B, Parcel E and/or Parcel H (each an “Affected Parcel” and collectively the “Affected Parcels”), the Company shall pay the entitlement and platting costs related to the Affected Parcels. If a Member makes an election to purchase an Affected Parcel, the provisions of Section 5.8 shall apply. Notwithstanding anything in this Agreement to the contrary, if a Member makes an election to purchase an Affected Parcel, or if an Affected Parcel is to be purchased by a Third Party Buyer, the closing for the Member’s or the Third Party Buyer’s acquisition of such Affected Parcel shall occur not earlier than forty-five (45) days after the Company has acquired fee title to all Wildcat Parcels within such Affected Parcel.

(ii) Church Farm Acres. Except as provided below, each lot in Church Farm Acres is reserved for use as an Exchange Lot (as that term is defined in the Wildcat Purchase Agreement) for a Wildcat Property Owner. Notwithstanding the foregoing, if, after the completion of all of the cash-out and/or exchange transactions contemplated in the Wildcat Purchase Agreements, there are lots in Church Farm Acres that have not been selected by Wildcat Owners, then such lots shall be considered Company Retained Parcels and the Company shall market and sell such available lots to one or more third parties. In addition to any distributions received by the Members under Section 6.1 of the Operating Agreement with respect to the lots in Church Farm Acres, upon the closing of the sale of each lot within Church Farm Acres Circle G shall pay WLH the following amounts: (A) $500 per lot, as an administrative fee, if a final plat for the lots in Church Farm Acres has been approved; (B) five percent (5%) of the development costs, as a construction management fee, for any lots that have been developed into finished lots after final plat approval; and (C) ten percent (10%) of the pre- tax profit for each lot on which WLH has constructed an Exchange Home (as that term is defined in the Wildcat Purchase Agreement), as a production management fee.

(iii) School Parcel. The School Parcel shall be considered a Company Retained Parcel to be donated or sold by the Company to a school district; provided, however, that the Company may require such school district to pay its prorata share of the costs for Project infrastructure improvements that benefit the School Parcel. The closing of the donation or sale of the School Parcel shall occur not earlier than forty-five (45) days after the Company has acquired fee title to all Wildcat Parcels within the School Parcel.

(iv) Commercial Parcel. The Commercial Parcel shall be considered a Company Retained Parcel to be sold by the Company at a future date.

(v) Queen Creek Wash. Parcels O and P, designated on the Development Plan as open space within the Queen Creek Wash, shall be considered Company Retained Parcels to be dedicated either to the homeowners association established for the Project for use as open space or to the Town of Queen Creek or another governmental or quasi- governmental agency for use as part of a local or regional recreational trail system.

(b) Member Parcels. Except as provided in Section 5.1(a) and Section 5.7, each Member shall have the right to purchase the Parcels with the zoning classifications specified on Exhibit E attached to this Agreement by delivering written notification to the Manager within thirty (30) days after the determination of the Final Fair Market Values of such Parcels under Section 5.2 (the “Parcel Purchase Notice”). To the extent that a Member does not deliver a Parcel Purchase Notice in accordance with this Section 5.1(b), the other Member shall have the right to purchase any or all remaining Parcels, subject to the conditions specified in Section 5.1(a) and the provisions of Section 5.7. Notwithstanding anything in the Operating Agreement to the contrary, if a Member delivers a Parcel Purchase Notice, the Member may either keep and develop the Parcels for its own benefit or sell any or all of the Parcels to a third party, in such Member’s sole discretion, and retain all proceeds from any such sale or sales.

14. Notwithstanding anything in the Operating Agreement to the contrary, the Members agree that the Proposed Fair Market Values and the Final Fair Market Values of the Parcels shall be the fair market values of the Parcels existing as of the completion of the Preliminary Plat Stage.

15. Section 5.4 of the Operating Agreement is hereby amended to provide that the timing of Member purchases is subject to the provisions of Section 5.1(a)(i).

16. Section 5.5 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

5.5 Sale of Remaining Residential Parcels. Any Parcel not selected by a Member to be purchased pursuant to Section 5.1(b) shall be considered to be Company Retained Parcels, and the provisions of Section 5.7 shall apply, and such Company Retained Parcels shall be offered for sale on a Parcel-by-Parcel basis to Third Party Buyers as soon as possible after completion of the Preliminary Plat Stage. The Manager shall determine the purchase price for any Company Retained Parcel; provided, however, that such purchase price shall not be less than the Final Fair Market Value applicable to such Company Retained Parcel. The closing of the sale of any Company Retained Parcel that contains one or more Wildcat Parcels shall occur not earlier than forty-five (45) days after the Company has acquired fee title to all Wildcat Parcels within the Company Retained Parcel.

17. Section 5.7 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

5.7 Limitation on Circle G’s Right to Purchase Parcels. If Circle G delivers a Parcel Purchase Notice to the Manager, WLH shall have the right, within fifteen (15) days after the WLH’s receipt of Circle G’s Parcel Purchase Notice, to give written notice to the Manager and to Circle G that WLH elects to nullify Circle G’s right to purchase such Parcels (the “Override Notice”), in which case the Company shall retain the Parcels, complete the final platting of the Parcels and sell such Parcels to one or more third parties (“Third Party Buyers”). In the event that any Parcels are retained by the Company pursuant to the provisions of this Section 5.7 (the “Company Retained Parcels”), the following provisions shall apply:

(a) The costs associated with the final platting of the Company Retained Parcels shall be paid either:

(i) If the Members agree, by the Members, in accordance with their Participating Percentages; otherwise

(ii) By WLH, in which event WLH shall receive, upon the closing of the sale of each Company Retained Parcel, in addition to any distributions permitted under Section 6.1 of the Operating Agreement, payment from Circle G of Fifteen Thousand Dollars ($15,000.00) representing Circle G’s share of the administrative fee earned by WLH for managing and coordinating the entitlement and final platting for such Company Retained Parcel;

(b) If any of the Company Retained Parcels are not sold to Third Party Buyers and are instead retained and developed by the Company and sold to one or more third parties in groups of one or more individual lots (the “Individual Lots”), then

(i) The final platting and development costs associated with the Individual Lots may be paid using third party loans or as provided in Section 5.7(a);

(ii) Circle G shall receive a three percent (3%) marketing fee and a one percent (1%) design review fee upon the sale of each Individual Lot, calculated as a percentage of the gross sales price of such Individual Lot, which shall be treated as closing costs; and

(iii) After the payment of the fees described in Section 5.7(b)(ii), all net proceeds from the sale of Individual Lots shall be distributed to the Members in accordance with the provisions of Section 6.1;

(c) After the repayment of all advances made by WLH pursuant to Section 5.7(a)(ii), all net proceeds from the sale of Company Retained Parcels shall be distributed to the Members in accordance with the provisions of Section 6.1; and

(d) The closing of the sale of any Company Retained Parcel that contains one or more Wildcat Parcels shall occur not earlier than forty-five (45) days after the Company has acquired fee title to all Wildcat Parcels within the Company Retained Parcel.

If WLH does not deliver an Override Notice, Circle G may proceed, without any obligation to WLH, to identify and select an outside partner to purchase the Parcels allocated to Circle G on Exhibit E, subject to the approval of such outside partner by WLH, which approval shall not be unreasonably withheld or delayed.

18. Section 5.8 of the Operating Agreement is deleted in its entirety and replaced with the following:

5.8 Final Platting and Development Costs for Parcels.

(a) If there are Company Retained Parcels, the final platting and development costs associated with the Company Retained Parcels may be paid using third-party loans or as provided in Section 5.7(a).

(b) If WLH exercises its right to purchase any Parcels, WLH shall pay the final platting and development costs associated with such Parcels. If Circle G exercises its right to purchase any Parcels, and the Parcels do not become Company Retained Parcels pursuant to the terms of Section 5.7, Circle G shall pay the final platting and development costs associated with such Parcels.

(c) Notwithstanding Section 5.8(a) and Section 5.8(b), the final platting and development costs for Company Retained Parcels may be paid by the Third Party Buyer(s) of such Parcels.

20. The form of Trust Assignment attached as Exhibit F to this First Amendment is hereby inserted after Exhibit E to the Operating Agreement and incorporated as Exhibit F to the Operating Agreement.

21. The form of White Assignment attached as Exhibit G to this First Amendment is hereby inserted after Exhibit F to the Operating Agreement and incorporated as Exhibit G to the Operating Agreement.

22. The form of Wildcat Assignment attached as Exhibit H to this First Amendment is hereby inserted after Exhibit G to the Operating Agreement and incorporated as Exhibit H to the Operating Agreement.

23. The list of Wildcat Parcel Owners attached as Exhibit I to this First Amendment is hereby inserted after Exhibit H to the Operating Agreement and incorporated as Exhibit I to the Operating Agreement.

24. The legal descriptions of the Wildcat Parcels attached as Exhibit J to this First Amendment is hereby inserted after Exhibit I to the Operating Agreement and incorporated as Exhibit J to the Operating Agreement.

25. Except as amended by this First Amendment, the Operating Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties have entered into this First Amendment as of the date first above written.

MEMBERS:

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ Richard S. Robinson
Its:	Senior Vice President

By:	/s/ Michael D. Grubbs
Its:	Senior Vice President

CIRCLE G ONE, LLC, an Arizona limited liability company

BY:	Circle R Investments, LLC, an Arizona limited liability company, its Member

	By:		/s/ Gerald J. Ricke
Gerald J. Ricke, its Manager

BY:	Landmark Land Investments, LLC, an Arizona limited liability company, its Member

	By:		/s/ T. Dennis Barney
T. Dennis Barney, its Manager

	By:		/s/ T. Jason Barney
T. Jason Barney, its Manager

BY:	Dragonfly Capital Holdings, L.L.C., an Arizona limited liability company, its Member

	By:		Apac Contracting, Inc., an Arizona corporation, its Manager

		By:	/s/ William R. Olsen
William R. Olsen, President

MANAGER:

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ Richard S. Robinson
Its:	Senior Vice President

By:	/s/ Michael D. Grubbs
Its:	Senior Vice President